Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Suburban Propane Partners, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Units	Rule 457(c) and Rule 457(h)	2,650,000	$18.96(2)	$50,244,000	$147.60 per $1,000,000	$7,416.02

Total Offering Amounts					$50,244,000		$7,416.02

Total Fee Offsets					—	—	—

Net Fees Due							$7,416.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any common units (the “Common Units”) of Suburban Propane Partners, L.P. (the “Registrant”) as may be offered or issued under the Amended and Restated Suburban Propane Partners, L.P. 2018 Restricted Unit Plan (the “Plan”), to prevent dilution resulting from unit splits, dividends or similar transactions which results in an increase in the number of outstanding Common Units issuable pursuant to awards granted under the Plan.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $18.96 per Common Unit of the Registrant, which price is an average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on May 17, 2024.